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LIBERTY ALL-STAR EQUITY FUND

(name of Registrant as Specified in its Charter)

ALPS FUND SERVICES, INC.

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LIBERTY ALL–STAR® EQUITY FUND

USA

Semi-Annual Report June 30, 2011

LIBERTY ALL-STAR
EQUITY FUND
25
1986 – 2011

ALL-STAR®
EQUITY FUND

LIBERTY ALL-STAR® EQUITY FUND

Period Ending June 30, 2011 (Unaudited)

Fund Statistics
Net Asset Value (NAV)		$5.74
Market Price		$5.17
Discount		9.9%
	Quarter	Year-to-Date	One Year
Distributions	$0.09	$0.18	$0.33
Market Price Trading Range	$4.87 to $5.43	$4.87 to $5.43	$3.83 to $5.43
Discount Range	9.8% to 11.9%	9.8% to 14.2%	9.8% to 15.3%

Performance
Shares Valued at NAV	(1.56)%	3.97%	32.40%
Shares Valued at NAV with Dividends Reinvested	(1.29)%	4.53%	33.48%
Shares Valued at Market Price with Dividends Reinvested	0.07%	8.66%	38.96%
S&P 500 Index	0.10%	6.02%	30.69%
Lipper Large-Cap Core Mutual Fund Average*	(0.17)%	5.19%	28.56%
NAV Reinvested Percentile Rank (1 = best; 100 = worst)	83rd	69th	7th
Number of Funds in Category	1108	1098	1072

*	Percentile ranks calculated using the Fund’s NAV Reinvested results within the Lipper Large-Cap Core Open-end Mutual Fund Universe.

Figures shown for the Fund and the Lipper Large-Cap Core Mutual Fund Average are total returns, which include dividends, after deducting fund expenses. Figures for the unmanaged S&P 500 Index are total returns, including dividends. A description of the Lipper benchmark and the S&P 500 Index can be found on page 36.

Past performance cannot predict future results. Performance will fluctuate with market conditions. Current performance may be lower or higher than the performance data shown. Performance information does not reflect the deduction of taxes that shareholders would pay on Fund distributions or the sale of Fund shares. An investment in the Fund involves risk, including loss of principal.

The Fund is a closed-end fund and does not continuously offer shares. The Fund trades in the secondary market, investors wishing to buy or sell shares need to place orders through an intermediary or broker by using the Fund’s ticker symbol: USA. The share price of a closed-end fund is based on the market’s value. Shares of closed-end funds frequently trade at a discount to net asset value. The price of the Fund’s shares is determined by a number of factors, several of which are beyond the control of the Fund. Therefore, the Fund cannot predict whether its shares will trade at, below or above net asset value.

Liberty All-Star® Equity Fund	President’s Letter

Fellow Shareholders:	July 2011

Despite periodic bouts of investor worry and doubt, stocks managed to hold their own in the second quarter. As measured by the S&P 500 Index, stocks gained 0.10 percent in the quarter—essentially unchanged. While stocks did not gain ground in the quarter, neither did they give it up, and that may be considered a minor victory given that stocks declined for six straight weeks through May and mid-June, their longest losing streak since the market bottomed in March 2009. At one point in June (the 15th) the S&P 500 had declined 4.15 percent for the quarter, so by closing strong and crossing into positive territory the market gained momentum going into the third quarter.

The quarter was dominated by a continuation of the “risk on, risk off” mentality as stocks and other asset classes responded to macro events that ranged from slowing domestic and global economic growth to sovereign debt problems in Southern Europe as well as deficit and debt ceiling challenges in the U.S. Sentiment turned quickly throughout the quarter based on geopolitical events and economic data in the U.S. and abroad. Other news was far more positive; corporate earnings generally continued to top estimates, the initial public offering market was active, as was merger and acquisition activity, and commodity prices backed away from near-record levels. The S&P 500 got off to a strong start in April by advancing 2.96 percent. But, it reversed direction and gave up 1.13 percent and 1.67 percent, respectively, in May and June. Only a strong finish in late June pushed the index back to the plus side.

For the quarter, Liberty All-Star Equity Fund moderately lagged relevant benchmarks. The Fund declined 1.56 percent with shares valued at net asset value (NAV) and -1.29 percent with shares valued at NAV with dividends reinvested. However, the Fund gained 0.07 percent with shares valued at market price (with dividends reinvested). As noted earlier, the S&P 500 Index returned 0.10 percent. The Lipper Large-Cap Core Mutual Fund Average returned -0.17 percent for the quarter; the Fund’s return ranked it in the 83rd percentile of the Lipper Large-Cap Core universe for the second quarter of 2011. As the table on the facing page shows, Fund performance remains strong over the past 12 months, as the Fund ranked in the 7th percentile in the Lipper universe over the past four quarters. Although it has been three years since the onset of the financial crisis, the effects still linger in the minds of investors and the impact still burdens economies throughout the globe. During that difficult and volatile period, the Fund’s NAV and market price performance with dividends reinvested rank in the top third of its Lipper peer group and exceed that of the S&P 500 Index.

Quarterly fund performance was hurt by overweights to information technology and financial stocks, which were the poorest performing sectors in the S&P 500. (Year-to-date through June 30, financials were also the only S&P 500 sector to show negative returns.) The Fund was also hindered by an underweight to consumer staples, which outperformed for the quarter as investors became more risk averse.

The discount at which Fund shares traded relative to their underlying NAV continued to narrow. Shares traded in a discount range of 9.8 percent to 11.9 percent to NAV for the quarter, well below the high point of 15.3 percent reached earlier in the past 12 months.

The third quarter got off to a fast start in its first few trading days before running into headwinds generated by Euro zone debt fears and concerns over the U.S. debt ceiling. These abrupt swings suggest that investors may see more of the heightened volatility that characterized the second quarter. Whatever markets bring, we are confident in the Fund’s structure and in the skills and

Semi-Annual Report (Unaudited) | June 30, 2011	1

President’s Letter	Liberty All-Star® Equity Fund

dedication of the Fund’s five investment managers. In that regard, we invite you to read our interview with one of the Fund’s value style managers, David Katz of Matrix Asset Advisors, which we present in this quarterly report.

After the second quarter closed, ALPS Holdings, Inc., the parent company of your Fund’s manager, ALPS Advisors, Inc., announced that it had signed an agreement to be acquired by DST Systems, Inc. As a result, two proposals relating to your Fund’s advisory agreements will be submitted to Fund shareholders at a special shareholder meeting to be held on September 30. A proxy statement, which will be mailed separately, discusses these two proposals in detail. I ask for your support on these two proposals in order to provide continuity in the management and operation of your Fund. If you have not already done so, please review the proxy statement and cast your vote on each proposal. The Board of Trustees recommends that you vote FOR each proposal.

As we continue into the Fund’s 25th anniversary year, we thank you for your support and confidence in the Fund as a long-term core equity investment.

Sincerely,

William R. Parmentier, Jr.

President and Chief Executive Officer

Liberty All-Star® Equity Fund

The views expressed in the President’s letter and the Manager Interview reflect the views of the President and Manager as of July 2011 and may not reflect their views on the date this report is first published or anytime thereafter. These views are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict so actual outcomes and results may differ significantly from the views expressed. These views are subject to change at any time based upon economic, market or other conditions and the Fund disclaims any responsibility to update such views. These views may not be relied on as investment advice and, because investment decisions for the Fund are based on numerous factors, may not be relied on as an indication of trading intent.

2	www.all-starfunds.com

Liberty All-Star® Equity Fund	Table of Distributions & Rights Offerings

		Rights Offerings
Year	Per Share Distributions	Month Completed	Shares Needed to Purchase One Additional Share	Subscription Price	Tax Credits*
1988	$0.64
1989	0.95
1990	0.90
1991	1.02
1992	1.07	April	10	$10.05
1993	1.07	October	15	10.41	$0.18
1994	1.00	September	15	9.14
1995	1.04
1996	1.18				0.13
1997	1.33				0.36
1998	1.40	April	20	12.83
1999	1.39
2000	1.42
2001	1.20
2002	0.88	May	10	8.99
2003	0.78
2004	0.89	July	10**	8.34
2005	0.87
2006	0.88
2007	0.90	December	10	6.51
2008	0.65
2009	0.31***
2010	0.31
2011
1st Quarter	0.09
2nd Quarter	0.09

*

The Fund’s net investment income and net realized capital gains exceeded the amount to be distributed under the Fund’s distribution policy. In each case, the Fund elected to pay taxes on the undistributed income and passed through a proportionate tax credit to shareholders.

**	The number of shares offered was increased by an additional 25% to cover a portion of the over-subscription requests.
***	Effective with the second quarter distribution, the annual distribution rate was changed from 10 percent to 6 percent.

DISTRIBUTION POLICY

Liberty All-Star Equity Fund’s current policy is to pay distributions on its shares totaling approximately 6 percent of its net asset value per year, payable in four quarterly installments of 1.5 percent of the Fund’s net asset value at the close of the New York Stock Exchange on the Friday prior to each quarterly declaration date. The fixed distributions are not related to the amount of the Fund’s net investment income or net realized capital gains or losses and may be taxed as ordinary income up to the amount of the Fund’s current and accumulated earnings and profits. If, for any calendar year, the total distributions made under the distribution policy exceed the Fund’s net investment income and net realized capital gains, the excess will generally be treated as a non-taxable return of capital, reducing the shareholder’s adjusted basis in his or her shares. If the Fund’s net investment income and net realized capital gains for any year exceed the amount distributed under the distribution policy, the Fund may, in its discretion, retain and not distribute net realized capital gains and pay income tax thereon to the extent of such excess. The Fund retained such excess gains in 1993, 1996 and 1997.

Semi-Annual Report (Unaudited) | June 30, 2011	3

Top 20 Holdings & Economic Sectors	Liberty All-Star® Equity Fund

June 30, 2011(Unaudited)

Top 20 Holdings*	Percent of Net Assets
Apple, Inc.	2.73%
JPMorgan Chase & Co.	2.04
QUALCOMM, Inc.	2.01
Bank of America Corp.	1.71
Dell, Inc.	1.66
Wells Fargo & Co.	1.53
ACE Ltd.	1.48
Cisco Systems, Inc.	1.39
The Allstate Corp.	1.22
Baidu, Inc.	1.20
Visa, Inc., Class A	1.12
Consol Energy, Inc.	1.12
Amazon.com, Inc.	1.11
Citigroup, Inc.	1.11
State Street Corp.	1.06
PNC Financial Services Group, Inc.	1.06
BP PLC	1.04
The Western Union Co.	1.01
C.H. Robinson Worldwide, Inc.	1.00
Hewlett-Packard Co.	0.99
27.59%

Economic Sectors*	Percent of Net Assets
Information Technology	23.43%
Financials	19.10
Energy	13.81
Consumer Discretionary	10.25
Health Care	9.51
Industrials	8.69
Consumer Staples	5.32
Materials	3.80
Utilities	2.86
Telecommunication Services	1.21
Other Net Assets	2.02
100.00%

*	Because the Fund is actively managed, there can be no guarantee that the Fund will continue to hold securities of the indicated issuers and sectors in the future.

4	www.all-starfunds.com

Liberty All-Star® Equity Fund	Major Stock Changes in the Quarter

The following are the major ($3.25 million or more) stock changes - both purchases and sales - that were made in the Fund’s portfolio during the second quarter of 2011.

Security Name	Purchases (Sales)	Shares as of 6/30/11

Purchases
Abbott Laboratories	87,575	87,575
ACE Ltd.	75,350	236,362
American International Group, Inc.	144,750	144,750
British American Tobacco PLC	58,064	58,064
Cisco Systems, Inc.	467,600	933,545
Entergy Corp.	91,950	91,950
Harris Corp.	108,500	132,000
Johnson Controls, Inc.	134,954	134,954
The Mosaic Co.	70,908	70,908
Peabody Energy Corp.	102,825	102,825
Robert Half International, Inc.	160,769	160,769
Wells Fargo & Co.	203,270	571,450

Sales
Arch Coal, Inc.	(139,820)	321,915
Bristol-Myers Squibb Co.	(198,800)	0
Dell, Inc.	(333,130)	1,041,575
DR Horton, Inc.	(584,892)	0
Ecolab, Inc.	(85,334)	0
General Mills, Inc.	(113,602)	0
Google, Inc., Class A	(8,393)	17,925
Laboratory Corp. of America Holdings	(46,775)	0
The McGraw Hill Cos., Inc.	(181,000)	0
Polycom, Inc.	(95,192)	8,470
Torchmark Corp.	(89,500)	0
Visa, Inc., Class A	(54,861)	139,480
VistaPrint Ltd.	(81,903)	0
Willis Group Holdings PLC	(124,950)	66,210
Zimmer Holdings, Inc.	(83,025)	107,000

Semi-Annual Report (Unaudited) | June 30, 2011	5

Investment Managers/ Portfolio Characteristics	Liberty All-Star® Equity Fund

THE FUND’S ASSETS ARE APPROXIMATELY EQUALLY DISTRIBUTED AMONG THREE VALUE MANAGERS AND TWO GROWTH MANAGERS:

MANAGERS’ DIFFERING INVESTMENT STRATEGIES ARE REFLECTED IN PORTFOLIO CHARACTERISTICS

The portfolio characteristics table below is a regular feature of the Fund’s shareholder reports. It serves as a useful tool for understanding the value of a multi-managed portfolio. The characteristics are different for each of the Fund’s five investment managers. These differences are a reflection of the fact that each pursues a different investment style. The shaded column highlights the characteristics of the Fund as a whole, while the final column shows portfolio characteristics for the S&P 500 Index. See page 36 for a description of this index.

PORTFOLIO CHARACTERISTICS As of June 30, 2011 (Unaudited)

Investment Style Spectrum

	Value				Growth

	SCHNEIDER	PZENA	MATRIX	CORNERSTONE	TCW	TOTAL FUND	S&P 500 INDEX
Number of Holdings	41	41	38	46	31	164*	500
Percent of Holdings in Top 10	45%	36%	35%	38%	44%	17%	19%
Weighted Average Market Capitalization (billions)	$41	$64	$57	$57	$58	$56	$90
Average Five-Year Earnings Per Share Growth	(10)%	(4)%	(3)%	20%	25%	6%	5%
Dividend Yield	1.2%	2.1%	1.5%	0.9%	0.7%	1.3%	2.8%
Price/Earnings Ratio**	16x	13x	14x	21x	28x	17x	17x
Price/Book Value Ratio	1.8x	2.0x	2.5x	4.9x	5.9x	3.4x	3.5x

*	Certain holdings are held by more than one manager.
**	Excludes negative earnings.

6	www.all-starfunds.com

Liberty All-Star Equity Fund	Manager Interview

David A. Katz, CFA
President and Chief Investment Officer Matrix Asset Advisors, Inc.

AT MATRIX, A VALUE MANAGER FINDS THAT GROWTH COMPANIES CAN FIT ITS STYLE VERY COMFORTABLY

Matrix Asset Advisors, Inc. employs an opportunistic value-oriented investment philosophy. Matrix believes that value can be found in all sectors of the economy, and thus looks for investment opportunities beyond traditional value industries. The firm follows a systematic and rigorous investment process – using both quantitative and qualitative analysis – and adheres to a strict sell discipline. We recently had the opportunity to interview the firm’s President and Chief Investment Officer, David A. Katz, for this shareholder report. The Fund’s Advisor, ALPS Advisors, Inc., moderated the interview.

What’s your take on the first half of the year? After a good first quarter (+5.92 percent for the S&P 500), the market turned skittish … and not without reason if one looks at the global economic picture. On the other hand, despite the gloom and doom, one can argue that the market is holding its own (+6.02 percent through the first half). Where is Matrix on the continuum of fear/doubt versus optimism/confidence?

We see 2011 as being quite similar to 2010. Last year there was also a good first quarter followed by a highly anxious second quarter, beset by global concerns as well an underlying fear that the relatively recent expansion would be derailed.

Looking at 2010 is also instructive for what happened thereafter. As stronger Euro-zone countries began to address the issues of sovereign debt among weaker members, and as macro data confirmed that the economy was not sliding into recession, the market re-focused on the strength of corporate earnings. Clearly the investors liked what they saw, as the market rose strongly in the second half of 2010.

Basically, we believe that macroeconomic data coming in the second half of 2011 will also confirm that the U.S. economy continues to slowly expand. Supply disruptions prompted by the Japanese earthquake/tsunami in the first quarter should result in increased remedial production in the second half of the year.

So, despite the recent slow patch, we believe the market will return to viewing the economy through a glass that’s half full in the latter six months of 2011, focusing on expanding corporate earnings, healthy amounts of merger and acquisition activity, and continued low interest rates. Additionally, we expect clarity pertaining to the debt ceiling and the potential for deficit reduction to lead to a more positive mindset for the market.

While we are not in a robust expansion, historically, slow economic growth and good stock performance tend to go hand in hand.

Semi-Annual Report (Unaudited) | June 30, 2011	7

Manager Interview	Liberty All-Star® Equity Fund

While we are not in a robust expansion, historically, slow economic growth and good stock performance tend to go hand in hand. We remain optimistic for good stock market performance in 2011.

Mentioning macro factors how does Matrix’ investment process balance bottom-up stock picking with top-down economic and geopolitical factors?

Matrix is a bottom-up manager, which means we make our investment decisions based on the intrinsic characteristics and merits of individual companies. To do so, we engage in quantitative and qualitative screening of the 1,500 largest capitalization stocks. Following this preliminary exercise, we then undertake very detailed fundamental analysis on remaining candidates, with the goal of identifying the 35 to 40 most attractive stocks.

In undertaking this analysis we seek to identify what internal and external catalysts could positively influence a stock price and how a company’s fundamentals (such as earnings, cash flow and balance sheet strength) will be impacted by various economic and geopolitical scenarios.

Therefore, while we do not build our portfolios based on a top-down or macro outlook, macro factors inevitably enter into our consideration as to what could make a stock inherently attractive and timely on a going forward basis.

Is Matrix finding value in stocks that heretofore could have been described as growth names? What’s a stock in the portion of the All-Star Equity Fund that you manage that would serve as an example?

Over the last several years the traditional lines between growth stocks and value stocks have been blurred, and those who are accustomed to thinking of them as mutually exclusive universes have been surprised to see how many names have migrated from one realm to the other.

What is interesting to us are those companies that exhibit the characteristics of growth stocks with the valuations and financial stability that one associates with value stocks. Of late, there are many such companies. During the 2008/09 bear market we were able to buy eBay at under 12 times earnings. Subsequently, eBay has been surging
In our view, it’s highly likely that the pendulum will swing back in favor of the large-and mega-caps. The real question really is, when?

as the company fine tuned its business model and growth has been strong.

Similarly, Corning is a cutting edge technology manufacturer of glass products used in computers and televisions that is priced at value levels. Continuing growth in the LCD television screen business and, more recently, the pick-up in telecom and environmental products has contributed meaningfully to an acceleration in earnings. Interestingly, the stock sells at nine times current earnings, even though growth has expanded from its five-year average rate of over 9 percent and sales are targeted to grow from $6.6 billion last year to at least $10 billion in 2014.

Historically, when we can identify and invest in high quality growth businesses at value prices, like we are seeing recently, it has proven to be a precursor to favorable returns in future periods.

8	www.all-starfunds.com

Liberty All-Star® Equity Fund	Manager Interview

In the 2010 annual report manager roundtable, you mentioned how mega-cap stocks lagged in 2010. There are still many mega-caps that continue to lag. To what do you attribute this? Are they company-specific factors, or is there a perception problem causing investors to shy away from these largest companies?

Yes, mega-cap stock performance has continued to lag, although, happily, the differential is substantially lower than in the recent past. We attribute this continued lag primarily to the fact that small-cap stocks have had a significant performance advantage over large-and mega-cap stocks for more than 12 years. For the very short term, the momentum of past success has become self-fulfilling.

While we see fundamental attraction and appeal in the large-and mega-cap space, for many investors and their advisers it is far easier to stay with what has been working best in their recent experience. Having said that, there have been perceptions that some of the megas are too big to fly, so to speak. And, with various regulatory changes and the continuing overhang of mortgages on large financial institutions, there have been some company-specific reasons why several mega-cap stocks have languished.

In our view, it’s highly likely that the pendulum will swing back in favor of the large-and mega-caps. The real question really is, when? Possible catalysts in a change in mindset and performance include a slower growth economy that focuses on global players that are able to access stronger growth abroad; a weak dollar, which helps the financial results of multi-national companies; the continued earnings progress of the very large companies; some clarity as to financial regulatory requirements; and progress on eliminating the mortgage overhang in the financial system.

Finally, we believe that we are either at or are fast approaching a point of inflection where the valuation differential between the largest and the smallest will be too great to ignore. We believe that when the market’s perception does change, it is likely to be significant in degree and lengthy in duration.

David, thank you for the great insights.

Semi-Annual Report (Unaudited) | June 30, 2011	9

Schedule of Investments	Liberty All-Star® Equity Fund

June 30, 2011 (Unaudited)

	SHARES	MARKET VALUE
COMMON STOCKS (97.95%)
CONSUMER DISCRETIONARY (10.25%)
Auto Components (0.95%)
Johnson Controls, Inc.	134,954	$5,622,183
Magna International, Inc.	80,045	4,325,632

		9,947,815

Diversified Consumer Services (0.68%)
Apollo Group, Inc., Class A(a)	164,466	7,183,875

Hotels, Restaurants & Leisure (0.96%)
Carnival Corp.	253,860	9,552,752
Orient-Express Hotels Ltd., Class A(a)	47,440	509,980

		10,062,732

Household Durables (1.61%)
Fortune Brands, Inc.	65,725	4,191,283
KB Home	129,500	1,266,510
Lennar Corp., Class A	34,040	617,826
NVR, Inc.(a)	9,420	6,834,022
Toll Brothers, Inc.(a)	190,260	3,945,992

		16,855,633

Internet & Catalog Retail (1.91%)
Amazon.com, Inc.(a)	57,040	11,664,110
Expedia, Inc.	70,000	2,029,300
priceline.com, Inc.(a)	12,400	6,347,932

		20,041,342

Media (1.28%)
Discovery Communications, Inc., Class A(a)	22,212	909,804
Discovery Communications, Inc., Class C(a)	55,119	2,014,599
Omnicom Group, Inc.	131,450	6,330,632
The Walt Disney Co.	107,259	4,187,391

		13,442,426

Multi-Line Retail (0.71%)
J.C. Penney Co., Inc.	216,200	7,467,548

Specialty Retail (1.69%)
Dick’s Sporting Goods, Inc.(a)	120,729	4,642,030
Guess?, Inc.	42,094	1,770,474
Staples, Inc.	285,000	4,503,000
Tiffany & Co.	26,213	2,058,245
The TJX Cos., Inc.	91,597	4,811,590

		17,785,339

Textiles, Apparel & Luxury Goods (0.46%)
Burberry Group PLC(b)	102,366	4,787,658

See Notes to Schedule of Investments and Financial Statements.
10	www.all-starfunds.com

Liberty All-Star® Equity Fund	Schedule of Investments

	SHARES	MARKET VALUE
COMMON STOCKS (continued)
CONSUMER STAPLES (5.32%)
Beverages (1.17%)
The Coca-Cola Company	31,000	$2,085,990
Diageo PLC(b)	50,236	4,112,821
Molson Coors Brewing Co., Class B	136,125	6,090,233

		12,289,044

Food & Staples Retailing (1.60%)
Costco Wholesale Corp.	97,371	7,910,420
CVS Caremark Corp.	53,000	1,991,740
Walgreen Co.	162,000	6,878,520

		16,780,680

Food Products (1.05%)
Archer-Daniels-Midland Co.	160,000	4,824,000
Mead Johnson Nutrition Co.	91,100	6,153,805

		10,977,805

Household Products (0.39%)
The Procter & Gamble Co.	65,000	4,132,050

Personal Products (0.62%)
Avon Products, Inc.	116,668	3,266,704
The Estee Lauder Cos., Inc., Class A	30,831	3,243,113

		6,509,817

Tobacco (0.49%)
British American Tobacco PLC(b)	58,064	5,109,632

ENERGY (13.81%)
Energy Equipment & Services (3.22%)
FMC Technologies, Inc.(a)	144,620	6,477,530
Oceaneering International, Inc.	126,300	5,115,150
Schlumberger Ltd.	96,530	8,340,192
Tidewater, Inc.	124,000	6,672,440
Weatherford International Ltd.(a)	384,181	7,203,394

		33,808,706

Oil, Gas & Consumable Fuels (10.59%)
Anadarko Petroleum Corp.	70,176	5,386,710
Arch Coal, Inc.	321,915	8,582,254
BP PLC(b)	245,692	10,881,699
Chesapeake Energy Corp.	272,829	8,100,293
Chevron Corp.	63,000	6,478,920
Cobalt International Energy, Inc.(a)	154,106	2,100,465
ConocoPhillips	107,300	8,067,887
Consol Energy, Inc.	242,190	11,741,371

See Notes to Schedule of Investments and Financial Statements.
Semi-Annual Report (Unaudited) | June 30, 2011	11

Schedule of Investments	Liberty All-Star® Equity Fund

June 30, 2011 (Unaudited)

	SHARES	MARKET VALUE
COMMON STOCKS (continued)
Oil, Gas & Consumable Fuels (continued)
Devon Energy Corp.	89,000	$7,014,090
Exxon Mobil Corp.	80,175	6,524,641
Occidental Petroleum Corp.	75,600	7,865,424
Peabody Energy Corp.	102,825	6,057,421
Petrohawk Energy Corp.(a)	261,092	6,441,139
Royal Dutch Shell PLC, Class A(b)	83,335	5,927,618
Royal Dutch Shell PLC, Class B(b)	30,325	2,175,819
Valero Energy Corp.	304,700	7,791,179

		111,136,930

FINANCIALS (19.10%)
Capital Markets (4.29%)
Bank of New York Mellon Corp.	223,500	5,726,070
The Charles Schwab Corp.	272,500	4,482,625
The Goldman Sachs Group, Inc.	63,662	8,472,776
Morgan Stanley	367,525	8,456,750
State Street Corp.	247,450	11,157,520
UBS AG(a)	368,425	6,727,441

		45,023,182

Commercial Banks (2.95%)
BB&T Corp.	140,000	3,757,600
PNC Financial Services Group, Inc.	186,471	11,115,536
Wells Fargo & Co.	571,450	16,034,887

		30,908,023

Consumer Finance (0.54%)
American Express Co.	109,000	5,635,300

Diversified Financial Services (4.85%)
Bank of America Corp.	1,635,979	17,930,330
Citigroup, Inc.	279,218	11,626,637
JPMorgan Chase & Co.	521,665	21,356,965

		50,913,932

Insurance (6.15%)
ACE Ltd.	236,362	15,557,347
Aflac, Inc.	34,482	1,609,620
The Allstate Corp.	418,905	12,789,170
American International Group, Inc.(a)	144,750	4,244,070
Assured Guaranty Ltd.	311,159	5,075,003
Axis Capital Holdings Ltd.	169,975	5,262,426
Fidelity National Financial, Inc., Class A	305,475	4,808,177
The Hartford Financial Services Group, Inc.	78,925	2,081,252
Lincoln National Corp.	66,880	1,905,411
MetLife, Inc.	100,000	4,387,000

See Notes to Schedule of Investments and Financial Statements.
12	www.all-starfunds.com

Liberty All-Star® Equity Fund	Schedule of Investments

	SHARES	MARKET VALUE
COMMON STOCKS (continued)
Insurance (continued)
RenaissanceRe Holdings Ltd.	58,560	$4,096,272
Willis Group Holdings PLC	66,210	2,721,893

		64,537,641

Real Estate Investment Trusts (0.06%)
Sunstone Hotel Investors, Inc.(a)	68,110	631,380

Thrifts & Mortgage Finance (0.26%)
MGIC Investment Corp.(a)	456,101	2,713,801

HEALTH CARE (9.51%)
Biotechnology (1.61%)
Celgene Corp.(a)	113,409	6,840,831
Gilead Sciences, Inc.(a)	168,912	6,994,646
Myriad Genetics, Inc.(a)	135,032	3,066,577

		16,902,054

Health Care Equipment & Supplies (2.67%)
Intuitive Surgical, Inc.(a)	16,100	5,990,971
NuVasive, Inc.(a)	43,980	1,446,062
St. Jude Medical, Inc.	135,000	6,436,800
Varian Medical Systems, Inc.(a)	105,500	7,387,110
Zimmer Holdings, Inc.(a)	107,000	6,762,400

		28,023,343

Health Care Providers & Services (1.05%)
Aetna, Inc.	67,950	2,995,916
Brookdale Senior Living, Inc.(a)	186,494	4,522,479
WellPoint, Inc.	44,516	3,506,525

		11,024,920

Health Care Technology (0.80%)
Cerner Corp.(a)	136,464	8,339,315

Life Sciences Tools & Services (0.69%)
Life Technologies Corp.(a)	138,900	7,232,523

Pharmaceuticals (2.69%)
Abbott Laboratories	87,575	4,608,197
Allergan, Inc.	89,000	7,409,250
Forest Laboratories, Inc.(a)	102,725	4,041,201
Johnson & Johnson	75,675	5,033,901
Teva Pharmaceutical Industries Ltd.(b)	148,700	7,170,314

		28,262,863

See Notes to Schedule of Investments and Financial Statements.
Semi-Annual Report (Unaudited) | June 30, 2011	13

Schedule of Investments	Liberty All-Star® Equity Fund

June 30, 2011 (Unaudited)

	SHARES	MARKET VALUE
COMMON STOCKS (continued)
INDUSTRIALS (8.66%)
Aerospace & Defense (3.75%)
The Boeing Co.	59,160	$4,373,699
General Dynamics Corp.	99,969	7,449,690
Goodrich Corp.	34,014	3,248,337
Huntington Ingalls Industries, Inc.(a)	21,862	754,239
L-3 Communications Holdings, Inc.	93,425	8,170,016
Northrop Grumman Corp.	131,175	9,096,986
Precision Castparts Corp.	37,900	6,240,235

		39,333,202

Air Freight & Logistics (1.49%)
C.H. Robinson Worldwide, Inc.	132,845	10,473,500
Expeditors International of Washington, Inc.	100,490	5,144,083

		15,617,583

Building Products (0.35%)
Masco Corp.	302,675	3,641,180

Construction & Engineering (0.38%)
Fluor Corp.	61,786	3,995,083

Electrical Equipment (0.91%)
Rockwell Automation, Inc.	110,469	9,584,291

Industrial Conglomerates (0.38%)
Textron, Inc.	169,078	3,991,932

Machinery (0.82%)
Navistar International Corp.(a)	83,856	4,734,510
Pentair, Inc.	96,787	3,906,323

		8,640,833

Professional Services (0.42%)
Robert Half International, Inc.	160,769	4,345,586

Transportation Infrastructure (0.16%)
Aegean Marine Petroleum Network, Inc.	234,760	1,664,448

INFORMATION TECHNOLOGY (23.43%)
Communications Equipment (4.49%)
Acme Packet, Inc.(a)	69,294	4,859,588
Cisco Systems, Inc.	933,545	14,572,638
Harris Corp.	132,000	5,947,920
Polycom, Inc.(a)	8,470	544,621

See Notes to Schedule of Investments and Financial Statements.
14	www.all-starfunds.com

Liberty All-Star® Equity Fund	Schedule of Investments

	SHARES	MARKET VALUE
COMMON STOCKS (continued)
Communications Equipment (continued)
QUALCOMM, Inc.	372,147	$21,134,228

		47,058,995

Computers & Peripherals (5.38%)
Apple, Inc.(a)	85,380	28,659,505
Dell, Inc.(a)	1,041,575	17,363,055
Hewlett-Packard Co.	285,025	10,374,910

		56,397,470

Electronic Equipment & Instruments (1.84%)
Avnet, Inc.(a)	113,070	3,604,672
Corning, Inc.	370,000	6,715,500
Tyco Electronics Ltd.	243,800	8,962,088

		19,282,260

Internet Software & Services (3.87%)
Baidu, Inc.(a)(b)	89,524	12,544,998
eBay, Inc.(a)	248,000	8,002,960
Google, Inc., Class A(a)	17,925	9,076,861
Monster Worldwide, Inc.(a)	602,700	8,835,582
OpenTable, Inc.(a)	26,396	2,194,036

		40,654,437

IT Services (2.84%)
Cognizant Technology Solutions Corp., Class A(a)	93,600	6,864,624
International Business Machines Corp.	3,500	600,425
Visa, Inc., Class A	139,480	11,752,585
The Western Union Co.	530,850	10,632,925

		29,850,559

Semiconductors & Semiconductor Equipment (2.07%)
Analog Devices, Inc.	172,000	6,732,080
ARM Holdings PLC(b)	157,500	4,477,725
Broadcom Corp., Class A(a)	199,950	6,726,318
MEMC Electronic Materials, Inc.(a)	446,365	3,807,493

		21,743,616

Software (2.94%)
CA, Inc.	272,250	6,218,190
Microsoft Corp.	380,900	9,903,400
Oracle Corp.	213,575	7,028,753
Salesforce.com, Inc.(a)	51,700	7,702,266

		30,852,609

MATERIALS (3.80%)
Chemicals (2.41%)
The Dow Chemical Co.	105,089	3,783,204
The Mosaic Co.	70,908	4,802,599
PPG Industries, Inc.	57,300	5,202,267

See Notes to Schedule of Investments and Financial Statements.
Semi-Annual Report (Unaudited) | June 30, 2011	15

Schedule of Investments	Liberty All-Star® Equity Fund

June 30, 2011 (Unaudited)

	SHARES	MARKET VALUE
COMMON STOCKS (continued)
Chemicals (continued)
Praxair, Inc.	68,800	$7,457,232
The Sherwin-Williams Co.	48,400	4,059,308

		25,304,610

Metals & Mining (1.39%)
Alcoa, Inc.	407,000	6,455,020
Freeport-McMoRan Copper & Gold, Inc.	99,306	5,253,287
Silver Wheaton Corp.	85,700	2,828,100

		14,536,407

TELECOMMUNICATION SERVICES (1.21%)
Wireless Telecommunication Services (1.21%)
American Tower Corp., Class A(a)	174,260	9,113,798
Sprint Nextel Corp.(a)	154,570	833,132
Vodafone Group PLC(b)	105,000	2,805,600

		12,752,530

UTILITIES (2.86%)
Electric Utilities (1.72%)
Edison International	112,175	4,346,781
Entergy Corp.	91,950	6,278,346
FirstEnergy Corp.	167,432	7,392,123

		18,017,250

Gas Utilities (0.63%)
EQT Corp.	125,341	6,582,910

Independent Power Producers & Energy Traders (0.51%)
GenOn Energy, Inc.(a)	1,404,270	5,420,482

TOTAL COMMON STOCKS
(COST OF $965,806,134)		1,027,735,582

EXCHANGE TRADED FUND (0.07%)
iShares Russell 1000 Value Index Fund	10,540	719,671

TOTAL EXCHANGE TRADED FUND
(COST OF $659,800)		719,671

See Notes to Schedule of Investments and Financial Statements.
16	www.all-starfunds.com

Liberty All-Star® Equity Fund	Schedule of Investments

	PRINCIPAL AMOUNT	MARKET VALUE
CORPORATE BOND (0.03%)
INDUSTRIALS (0.03%)
Airlines (0.03%)
United Continental Holdings, Inc.
6.00%, 10/15/2029	$109,000	$301,249

TOTAL CORPORATE BOND
(COST OF $237,670)		301,249

	PAR VALUE
SHORT TERM INVESTMENT (1.59%)
REPURCHASE AGREEMENT (1.59%)
Repurchase agreement with State Street Bank & Trust Co., dated 06/30/11, due 07/01/11 at 0.01%, collateralized by several Fannie Mae and Freddie Mac instruments with various maturity dates, market value of $17,005,563 (Repurchase proceeds of $16,662,005)	$16,662,000	16,662,000

TOTAL SHORT TERM INVESTMENT
(COST OF $16,662,000)		16,662,000

TOTAL INVESTMENTS (99.64%)
(COST OF $983,365,604)(c)		1,045,418,502
OTHER ASSETS IN EXCESS OF LIABILITIES (0.36%)		3,774,179

NET ASSETS (100.00%)		$1,049,192,681

NET ASSET VALUE PER SHARE
(182,678,079 SHARES OUTSTANDING)		$5.74

Notes to Schedule of Investments:
(a) Non-income producing security.
(b) American Depositary Receipt.
(c) Cost of investments for federal income tax purposes is $993,285,125.

Gross unrealized appreciation and depreciation at June 30, 2011 based on cost of investments for federal income tax purposes is as follows:
Gross unrealized appreciation		$152,565,462
Gross unrealized depreciation		(100,432,085)

Net unrealized appreciation		$52,133,377

For Fund compliance purposes, the Fund’s industry classifications refer to any one or more of the industry sub-classifications used by one or more widely recognized market indexes or ratings group indexes, and/or as defined by Fund management. This definition may not apply for purposes of this report, which may combine industry sub-classifications for reporting ease. Industries are shown as a percent of net assets. These industry classifications are unaudited.

See Notes to Financial Statements.
Semi-Annual Report (Unaudited) | June 30, 2011	17

Statement of Asset and Liabilities	Liberty All-Star® Equity Fund

June 30, 2011 (Unaudited)

ASSETS:
Investments at market value (Cost $983,365,604)	$1,045,418,502
Cash	2,538
Receivable for investment securities sold	9,568,463
Dividends and interest receivable	758,186
Prepaid and other assets	119,162

Total Assets	1,055,866,851

LIABILITIES:
Payable for investments purchased	5,738,349
Investment advisory fee payable	616,931
Payable for administration, pricing and bookkeeping fees	165,511
Accrued expenses	153,379

Total Liabilities	6,674,170

Net Assets	$1,049,192,681

NET ASSETS REPRESENTED BY:
Paid-in capital	$1,176,068,500
Overdistributed net investment income	(32,027,188)
Accumulated net realized loss on investments	(156,901,529)
Net unrealized appreciation on investments	62,052,898

Net Assets	$1,049,192,681

Shares of common stock outstanding (unlimited number of shares of beneficial interest without par value authorized)	182,678,079

Net Asset Value Per Share	$5.74

See Notes to Financial Statements.
18	www.all-starfunds.com

Liberty All-Star® Equity Fund	Statement of Operations
For the Six Months Ended June 30, 2011 (Unaudited)

INVESTMENT INCOME:
Dividends (Net of foreign taxes withheld at source which amounted to $7,632)	$6,391,409
Interest	1,210

Total Investment Income	6,392,619

EXPENSES:
Investment advisory fee	3,877,317
Administration fee	969,329
Pricing and bookkeeping fees	103,441
Audit fee	23,653
Custodian fee	61,545
Insurance expense	31,477
Legal fees	113,801
NYSE fee	84,185
Shareholder communication expenses	104,145
Transfer agent fees	50,839
Trustees’ fees and expenses	103,078
Miscellaneous expenses	14,941

Total Expenses	5,537,751

Net Investment Income	854,868

REALIZED AND UNREALIZED GAIN ON INVESTMENTS:
Net realized gain on investment transactions	46,414,822

Net unrealized appreciation on investments:
Beginning of year	66,074,694
End of period	62,052,898

Net change in unrealized appreciation	(4,021,796)

Net Realized and Unrealized Gain on Investments	42,393,026

Net Increase in Net Assets from Operations	$43,247,894

See Notes to Financial Statements.
Semi-Annual Report (Unaudited) | June 30, 2011	19

Statements of Changes in Net Assets	Liberty All-Star® Equity Fund

	For the Six Months Ended June 30, 2011 (Unaudited)	For the Year Ended December 31, 2010
FROM OPERATIONS:
Net investment income	$854,868	$737,239
Net realized gain on investment transactions	46,414,822	41,891,329
Net change in unrealized appreciation/(depreciation)	(4,021,796)	96,762,473

Net Increase in Net Assets From Operations	43,247,894	139,391,041

DISTRIBUTIONS TO SHAREHOLDERS:
From net investment income	(32,882,056)	(43,330,824)
Tax return of capital	–	(13,299,382)

Total Distributions	(32,882,056)	(56,630,206)

Net Increase in Net Assets	10,365,838	82,760,835

NET ASSETS:
Beginning of period	1,038,826,843	956,066,008

End of period (Includes overdistributed net investment income of $(32,027,188) and $0, respectively)	$1,049,192,681	$1,038,826,843

See Notes to Financial Statements.
20	www.all-starfunds.com

Intentionally Left Blank

Financial Highlights	Liberty All-Star® Equity Fund

For the Six Months Ended June 30, 2011 (Unaudited)
Per Share Operating Performance:
Net asset value at beginning of period	$5.69

Income from investment operations:
Net investment income(a)	0.00(b)
Net realized and unrealized gain/(loss) on investments and foreign currency	0.23

Total from Investment Operations	0.23

Less Distributions to Shareholders:
Net investment income	(0.18)
Net realized gain on investments	–
Tax return of capital	–

Total Distributions	(0.18)

Change due to rights offering(c)	–

Total Distributions and Rights Offering	(0.18)

Net asset value at end of period	$5.74

Market price at end of period	$5.17

Total Investment Return For Shareholders:(d)
Based on net asset value	4.5%(e)
Based on market price	8.7%(e)

Ratios and Supplemental Data:
Net assets at end of period (millions)	$1,049
Ratio of expenses to average net assets	1.05%(f)
Ratio of net investment income to average net assets	0.16%(f)
Portfolio turnover rate	23%(e)

(a)	Calculated using average shares outstanding during the period.
(b)	Less than $0.005 per share.
(c)	Effect of Fund’s rights offerings for shares at a price below net asset value.
(d)

Calculated assuming all distributions are reinvested at actual reinvestment prices. The net asset value and market price returns will differ depending upon the level of any discount from or premium to net asset value at which the Fund’s shares traded during the period. Past performance is not a guarantee of future results.

(e)	Not annualized.
(f)	Annualized.
(g)	The benefits derived from custody credits and directed brokerage arrangements, if any, had an impact of less than 0.01%.

See Notes to Financial Statements.
22	www.all-starfunds.com

Liberty All-Star® Equity Fund	Financial Highlights

For the Year Ended December 31, 2010		For the Year Ended December 31, 2009	For the Year Ended December 31, 2008	For the Year Ended December 31, 2007		For the Year Ended December 31, 2006

$5.23		$4.21	$8.07	$8.76		$8.85

0.00	(b)	0.02	0.07	0.07		0.04
0.77		1.31	(3.28)	0.31		0.75
0.77		1.33	(3.21)	0.38		0.79

(0.24)		(0.02)	(0.07)	(0.07)		(0.04)
–		–	–	(0.82)		(0.81)
(0.07)		(0.29)	(0.58)	(0.01)		(0.03)
(0.31)		(0.31)	(0.65)	(0.90)		(0.88)
–		–	–	(0.17)		–
(0.31)		(0.31)	(0.65)	(1.07)		(0.88)
$5.69		$5.23	$4.21	$8.07		$8.76

$4.93		$4.33	$3.50	$7.05		$8.29

16.3%		35.7%	(41.2%)	5.3%		10.4%
21.7%		35.1%	(44.0%)	(2.8%)		11.7%

$1,039		$956	$752	$1,443		$1,372
1.08%		1.09%	1.01%	0.98%	(g)	1.01%	(g)
0.08%		0.38%	1.05%	0.76%	(g)	0.43%	(g)
52%		89%	87%	74%		72%

Semi-Annual Report (Unaudited) | June 30, 2011	23

Notes to Financial Statements	Liberty All-Star® Equity Fund

June 30, 2011 (Unaudited)

NOTE 1. ORGANIZATION

Liberty All-Star® Equity Fund (the “Fund”) is a Massachusetts business trust registered under the Investment Company Act of 1940 (the “Act”), as amended, as a diversified, closed-end management investment company.

Investment Goal

The Fund seeks total investment return comprised of long-term capital appreciation and current income through investing primarily in a diversified portfolio of equity securities.

Fund Shares

The Fund may issue an unlimited number of shares of beneficial interest.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. Actual results could differ from these estimates. The following is a summary of significant accounting policies consistently followed by the Fund in the preparation of its financial statements.

Security Valuation

Equity securities including common stocks and exchange traded funds are valued at the last sale price at the close of the principal exchange on which they trade, except for securities listed on the National Association of Securities Dealers Automated Quotations (“NASDAQ”) exchange, which are valued at the NASDAQ official closing price. Unlisted securities or listed securities for which there were no sales during the day are valued at the closing bid price on such exchanges or over-the-counter markets.

Debt securities generally are valued by pricing services approved by the Fund’s Board of Trustees (the “Board”). The services may use various pricing techniques which take into account appropriate factors such as yield, quality, coupon rate, maturity, type of issue, trading characteristics and other data, as well as broker quotes. Debt securities for which quotations are readily available are valued at an over-the-counter or exchange bid quotation.

Short-term debt obligations maturing in more than 60 days for which market quotations are readily available are valued at current market value. Short-term debt obligations maturing within 60 days are valued at amortized cost, which approximates market value.

Investments for which market quotations are not readily available are valued at fair value as determined in good faith under consistently applied procedures approved by and under the general supervision of the Board.

Foreign Securities

The Fund invests in foreign securities including American Depositary Receipts, which may involve a number of risk factors and special considerations not present with investments in securities of U.S. corporations.

24	www.all-starfunds.com

Liberty All-Star® Equity Fund	Notes to Financial Statements

Security Transactions

Security transactions are recorded on trade date. Cost is determined and gains/(losses) are based upon the specific identification method for both financial statement and federal income tax purposes.

Foreign Currency Translation

The books and records of the Fund are maintained in U.S. dollars. Investment valuations and other assets and liabilities initially expressed in foreign currencies are converted each business day into U.S. dollars based upon current exchange rates. Prevailing foreign exchange rates may generally be obtained at the close of the New York Stock Exchange (“NYSE”), normally 4:00 p.m. Eastern Time. As available and as provided by an appropriate pricing service, translation of foreign security and currency market values may also occur with the use of foreign exchange rates obtained at approximately 11:00 a.m. Eastern Time, which approximates the close of the London Exchange. The portion of unrealized and realized gains or losses on investments due to fluctuations in foreign currency exchange rates is not separately disclosed.

Repurchase Agreements

The Fund may engage in repurchase agreement transactions with institutions that the Fund’s investment advisor has determined are creditworthy. The Fund, through its custodian, receives delivery of underlying securities collateralizing a repurchase agreement. Collateral is at least equal, at all times, to the value of the repurchase obligation including interest. A repurchase agreement transaction involves certain risks in the event of default or insolvency of the counterparty. These risks include possible delays or restrictions upon a Fund’s ability to dispose of the underlying securities and a possible decline in the value of the underlying securities during the period while the Fund seeks to assert its rights.

Income Recognition

Interest income is recorded on the accrual basis. Premium and discount are amortized and accreted, respectively, on all debt securities. Corporate actions and dividend income are recorded on the ex-date.

The Fund estimates components of distributions from real estate investment trusts (“REITs”). Distributions received in excess of income are recorded as a reduction of the cost of the related investments. Once the REIT reports annually the tax character of its distributions, the Fund revises its estimates. If the Fund no longer owns the applicable securities, any distributions received in excess of income are recorded as realized gains.

Fair Value Measurements

The Fund discloses the classification of its fair value measurements following a three-tier hierarchy based on the inputs used to measure fair value. Inputs refer broadly to the assumptions that market participants would use in pricing the asset or liability, including assumptions about risk. Inputs may be observable or unobservable. Observable inputs reflect the assumptions market participants would use in pricing the asset or liability that are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability that are developed based on the best information available.

Various inputs are used in determining the value of the Fund’s investments as of the end of the reporting period. When inputs used fall into different levels of the fair value hierarchy, the level in the hierarchy within which the fair value measurement falls is determined based on the lowest level input that is

Semi-Annual Report (Unaudited) | June 30, 2011	25

Notes to Financial Statements	Liberty All-Star® Equity Fund

June 30, 2011 (Unaudited)

significant to the fair value measurement in its entirety. The designated input levels are not necessarily an indication of the risk or liquidity associated with these investments. These inputs are categorized in the following hierarchy under applicable financial accounting standards:

Level 1 –	Unadjusted quoted prices in active markets for identical investments
Level 2 –	Other significant observable inputs (including quoted prices for similar investments, interest rates, prepayment speeds, credit risk, etc.)
Level 3 –	Significant unobservable inputs (including the Fund’s own assumptions in determining the fair value of investments)

The following is a summary of the inputs used to value the Fund’s investments as of June 30, 2011:

	Valuation Inputs
Investments in Securities at Value*	Level 1	Level 2	Level 3	Total
Common Stocks	$1,027,735,582	$–	$–	$1,027,735,582
Exchange Traded Fund	719,671	–	–	719,671
Corporate Bond	–	301,249	–	301,249
Short Term Investment	–	16,662,000	–	16,662,000
Total	$1,028,455,253	$16,963,249	$–	$1,045,418,502

*See Schedule of Investments for industry classifications

For the six months ended June 30, 2011, the Fund did not have any significant transfers between Level 1 and Level 2 securities. The Fund did not have any securities which used significant unobservable inputs (Level 3) in determining fair value.

Distributions to Shareholders

The Fund currently has a policy of paying distributions on its shares of beneficial interest totaling approximately 6% of its net asset value per year. The distributions are payable in four quarterly distributions of 1.5% of the Fund’s net asset value at the close of the NYSE on the Friday prior to each quarterly declaration date. Distributions to shareholders are recorded on ex-date.

NOTE 3. FEDERAL TAX INFORMATION

The timing and character of income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. Reclassifications are made to the Fund’s capital accounts for permanent tax differences to reflect income and gains available for distribution (or available capital loss carryforwards) under income tax regulations. If, for any calendar year, the total distributions made under the distribution policy exceed the Fund’s net investment income and net realized capital gains, the excess will generally be treated as a non-taxable return of capital, reducing the shareholder’s adjusted basis in his or her shares. If the Fund’s net investment income and net realized capital gains for any year exceed the amount distributed under the distribution policy, the Fund may, in its discretion, retain and not distribute net realized capital gains and pay income tax thereon to the extent of such excess.

26	www.all-starfunds.com

Liberty All-Star® Equity Fund	Notes to Financial Statements

For the year ended December 31, 2010, permanent book and tax basis differences resulting primarily from excess distributions were identified and reclassified among the components of the Fund’s net assets as follows:

Accumulated Net Investment Income	Accumulated Net Realized Loss	Paid-In Capital
$42,531,317	($47,756)	($42,483,561)

Net investment income and net realized gains/(losses), as disclosed on the Statement of Operations, and net assets were not affected by this reclassification.

Classification of Distributions to Shareholders

Net investment income/(loss) and net realized gain/(loss) may differ for financial statement and tax purposes. The character of distributions made during the year from net investment income or net realized gains may differ from its ultimate characterization for federal income tax purposes. Also, due to the timing of dividend distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or realized gain was recorded by the Funds. The amount and characteristics of the tax basis distributions and composition of distributable earnings / (accumulated losses) are finalized at fiscal year end; accordingly, tax basis balances have not been determined as of June 30, 2011.

The tax character of distributions paid during the year ended December 31, 2010 was as follows:

12/31/10
Distributions paid from:
Ordinary income	$43,330,824
Tax return of capital	13,299,382
Total	$56,630,206

The following capital loss carryforwards are available to reduce taxable income arising from future net realized gains on investments, if any to the extent permitted by the Internal Revenue Code:

Year of Expiration	Capital Loss Carryforward
2016	$57,960,577
2017	$135,025,517

The Fund used capital loss carryforwards of $42,545,829 to offset taxable capital gains during the period ended December 31, 2010.

Future realized gains offset by the loss carryforwards are not required to be distributed to shareholders. However, under the Fund’s distribution policy, such gains may be distributed to shareholders in the year the gains are realized. Any such gains distributed may be taxable to shareholders as ordinary income.

As of December 31, 2010, the components of distributable earnings on a tax basis were as follows:

Accumulated Capital Losses	Net Unrealized Appreciation
($192,986,094)	$55,744,437

The differences between book-basis and tax-basis are primarily due to deferral of losses from wash sales and the differing treatment of certain other investments.

Semi-Annual Report (Unaudited) | June 30, 2011	27

Notes to Financial Statements	Liberty All-Star® Equity Fund

June 30, 2011 (Unaudited)

Federal Income Tax Status

For federal income tax purposes, the Fund currently qualifies, and intends to remain qualified, as a regulated investment company under the provisions of Subchapter M of the Internal Revenue Code by distributing substantially all of its investment company taxable net income including realized gain, not offset by capital loss carryforwards, if any, to its shareholders. Accordingly, no provision for federal income or excise taxes has been made.

Management has concluded that the Fund has taken no uncertain tax positions that require recognition in the financial statements. The Fund files income tax returns in the U.S. federal jurisdiction and Colorado. For the years ended December 31, 2007, December 31, 2008, December 31, 2009, and December 31, 2010 the Fund’s returns are still open to examination by the appropriate taxing authorities.

NOTE 4. FEES AND COMPENSATION PAID TO AFFILIATES

Investment Advisory Fee

ALPS Advisors, Inc. (“AAI”) serves as the investment advisor to the Fund. AAI receives a monthly investment advisory fee based on the Fund’s average daily net assets at the following annual rates:

Average Daily Net Assets	Annual Fee Rate
First $400 million	0.800%
Next $400 million	0.720%
Next $400 million	0.648%
Over $1.2 billion	0.584%

AAI retains multiple Portfolio Managers to manage the Fund’s investments in various asset classes. AAI pays each Portfolio Manager a portfolio management fee based on the assets of the investment portfolio that they managed. The portfolio management fee is paid from the investment advisory fees collected by AAI and is based on the Fund’s average daily net assets at the following annual rates:

Average Daily Net Assets	Annual Fee Rate
First $400 million	0.400%
Next $400 million	0.360%
Next $400 million	0.324%
Over $1.2 billion	0.292%

Administration, Bookkeeping and Pricing Services Agreement

ALPS Fund Services, Inc. (“ALPS”) provides administrative and other services to the Fund for a monthly administration fee based on the Fund’s average daily net assets at the following annual rates:

Average Daily Net Assets	Annual Fee Rate
First $400 million	0.200%
Next $400 million	0.180%
Next $400 million	0.162%
Over $1.2 billion	0.146%

28	www.all-starfunds.com

Liberty All-Star® Equity Fund	Notes to Financial Statements

In addition, ALPS provides bookkeeping and pricing services to the Fund for an annual fee consisting of: (i) $38,000 paid monthly plus 0.015% on the average daily net assets for the month; and (ii) a multi-manager fee based on the number of portfolio managers; provided that during any 12-month period, the aggregate amount of (i) shall not exceed $140,000 (exclusive of out-of-pocket expenses and charges). The Fund also reimburses ALPS for out-of-pocket expenses and charges, including fees payable to third parties for pricing the Fund’s portfolio securities and direct internal costs incurred by ALPS in connection with providing fund accounting oversight and monitoring and certain other services.

Fees Paid to Officers

All officers of the Fund, including the Fund’s Chief Compliance Officer, are employees of AAI or its affiliates, and receive no compensation from the Fund. The Board of Trustees has appointed a Chief Compliance Officer to the Fund in accordance with federal securities regulations.

NOTE 5. PORTFOLIO INFORMATION

Purchases and Sales of Securities

For the six months ended June 30, 2011, the cost of purchases and proceeds from sales of securities, excluding short-term obligations, were $244,725,037 and $283,535,758, respectively.

NOTE 6. INDEMNIFICATION

In the normal course of business, the Fund enters into contracts that contain a variety of representations and warranties and which provide general indemnities. The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims against the Fund. Also, under the Fund’s organizational documents and by contract, the Trustees and Officers of the Fund are indemnified against certain liabilities that may arise out of their duties to the Fund. However, based on experience, the Fund expects the risk of loss due to these warranties and indemnities to be minimal.

NOTE 7. RESULTS OF ANNUAL MEETING OF SHAREHOLDERS

On April 14, 2011, the Annual Meeting of Shareholders of the Fund was held to elect two Trustees. On February 11, 2011, the record date for the meeting, the Fund had outstanding 182,678,079 shares of common stock. The votes cast at the meeting were as follows:

Proposal to elect two Trustees:

	For	Withheld
Thomas W. Brock	147,235,283	15,668,030
George R. Gaspari	141,468,395	21,434,918

8. SUBSEQUENT EVENT

The Funds have evaluated the need for disclosures and/or adjustments resulting from subsequent events through the date the financial statements were issued. Based on this evaluation, no adjustments were required to the financial statements as of June 30, 2011.

On July 19, 2011, ALPS Holdings, Inc. (“ALPS”) and its various subsidiaries (including, ALPS Advisors, Inc., ALPS Fund Services, Inc. and ALPS Distributors, Inc.), entered into a merger agreement (“Transaction Agreement”) providing for the acquisition of ALPS by DST Systems, Inc. (“DST”). If the transaction contemplated by the Transaction Agreement (the “Transaction”) is completed,

Semi-Annual Report (Unaudited) | June 30, 2011	29

Notes to Financial Statements	Liberty All-Star® Equity Fund

June 30, 2011 (Unaudited)

ALPS will become a wholly owned subsidiary of DST, a publicly traded company. Completion of the Transaction is subject to a number of conditions, including without limitation obtaining regulatory approval and the consent to the Transaction by a certain percentage of ALPS’ clients representing a specified percentage of the annualized revenue of ALPS and its subsidiaries. ALPS and DST currently expect to complete the Transaction in the fourth quarter of 2011.

30	www.all-starfunds.com

Liberty All-Star® Equity Fund	Re-Approval of the Investment Advisory Contracts

BOARD CONSIDERATION OF THE RENEWAL OF THE FUND MANAGEMENT AND

PORTFOLIO MANAGEMENT AGREEMENTS

The Investment Company Act of 1940 requires that the Board of Trustees (“Board”) of the Liberty All-Star Equity Fund (“Fund”), including all of the Trustees who are not “interested persons” of the Fund (“Independent Trustees”), annually review the Fund’s investment advisory agreements and consider whether or not to renew them for an additional year. At its meeting on June 30, 2011, the Board, including a majority of the Independent Trustees, conducted such a review and approved the continuation of the Fund Management Agreement between the Fund and ALPS Advisors, Inc. (“AAI”) and the five separate Portfolio Management Agreements, among the Fund, AAI and the following independent investment management firms (each, a “Portfolio Manager”): Cornerstone Capital Management, Inc. (“Cornerstone”), Matrix Asset Advisors, Inc. (“Matrix”), Pzena Investment Management, LLC (“Pzena”), Schneider Capital Management Corporation (“Schneider”) and TCW Investment Management Company (“TCW”).

Prior to the Board action, the Independent Trustees met to consider management’s recommendations with respect to the renewal of the Fund Management Agreement and the Portfolio Management Agreements (each, an “Agreement” and, collectively, the “Agreements”). In reaching its decision to renew each Agreement, the Board considered the overall fairness of the Agreement and whether the Agreement was in the best interest of the Fund. The Board further considered factors it deemed relevant with respect to the Fund, including (1) the nature, quality and extent of services provided to the Fund by AAI, its affiliates, and each Portfolio Manager; (2) the performance of the Fund and the Portfolio Managers; (3) the level of the Fund’s management and portfolio management fees and expense ratios; (4) the costs of the services provided and profits realized by AAI and its affiliates from their relationship with the Fund; (5) the extent to which economies of scale would be realized as the Fund grows and whether fee levels will reflect economies of scale for the benefit of shareholders; (6) the “fall-out” benefits to AAI, each Portfolio Manager and their respective affiliates (i.e., any direct or indirect benefits to be derived by AAI, each Portfolio Manager and their respective affiliates from their relationships with the Fund); and (7) other general information about AAI and each Portfolio Manager. In considering each Agreement, the Board did not identify any single factor or information as all-important or controlling and each Trustee may have attributed different weight to each factor.

The Board considered these factors in the context of the Fund’s multi-manager methodology, which seeks to achieve more consistent and less volatile performance over the long term than if a single Portfolio Manager was employed. The Fund allocates its portfolio assets among Portfolio Managers recommended by AAI and approved by the Board, currently five for the Fund. The Board noted that each Portfolio Manager employs a different investment style and/or strategy, and from time to time AAI rebalances the Fund’s portfolio assets among the Portfolio Managers. The Board also noted AAI continuously analyzes and evaluates each Portfolio Manager’s investment performance and portfolio composition and, from time to time, recommends changes in the Portfolio Managers.

In connection with its deliberations, the Board took into account information furnished throughout the year at regular and special Board meetings, as well as information prepared specifically in connection with the annual renewal and approval process. Information furnished and discussed throughout the year included AAI’s analysis of the Fund’s investment performance and related financial information for the Fund, presentations given by the Fund’s Portfolio Managers, as well as periodic reports on legal, compliance,

Semi-Annual Report (Unaudited) | June 30, 2011	31

Re-Approval of the Investment Advisory Contracts	Liberty All-Star® Equity Fund

June 30, 2011 (Unaudited)

brokerage commissions and execution and other services provided by AAI, the Portfolio Managers and their affiliates. Information furnished specifically in connection with the renewal process included, among other things, a report of the Fund’s investment performance over various time periods as compared to a peer universe and a market index and the Fund’s fees and expenses as compared to comparable groups of closed-end funds and open-end multi-managed funds based, in part, on information from Lipper, Inc. (“Lipper”), an independent organization, as well as additional materials prepared by AAI. The information provided by AAI generally included information reflecting the Fund’s management fees, expense ratios, investment performance and profitability, including AAI’s profitability with respect to the Fund.

As part of the process to consider the Agreements, legal counsel to the Independent Trustees requested information from AAI and each Portfolio Manager. In response to these requests, the Independent Trustees received reports from AAI and each Portfolio Manager that addressed specific factors designed to inform the Board’s consideration of each Agreement. Counsel also provided the Independent Trustees and the Board with a memorandum discussing the legal standards applicable to their consideration of the Agreements. Based on its evaluation of all material factors, the Board unanimously concluded that the terms of each Agreement were reasonable and fair and that the renewal of each Agreement was in the best interests of the Fund and its shareholders. The following is a summary of the Board’s discussion and conclusions regarding these matters.

Nature, Extent and Quality of the Services Provided

The Board considered the nature, extent and quality of the portfolio manager selection, evaluation and monitoring services provided by AAI, and the portfolio management services provided by each Portfolio Manager, in light of the investment objective of the Fund. In connection with its review, the Board considered its long association with AAI and AAI’s relationships with the Portfolio Managers and their personnel and the Board’s familiarity with their culture to evaluate the services to be provided. In particular, the Board considered the AAI team’s long-term history of care and conscientiousness in the management of the Fund and the oversight of the Portfolio Managers. The Board also considered the nature, extent and quality of the administrative services provided to the Fund by ALPS Fund Services, Inc., an affiliate of AAI. The Board noted the steps that AAI has taken to encourage strong performance, including AAI’s willingness to recommend Portfolio Manager changes when necessary to address performance issues.

The Board also considered each Portfolio Manager’s demonstrated consistency in investment approach. The Board considered that Cornerstone and TCW manage the large-cap growth portions of the Fund’s portfolio and Matrix, Pzena and Schneider manage the large-cap value portions of the Fund’s portfolio. The Board reviewed the overall financial strength of AAI. The Board also reviewed the background and experience of the personnel at AAI responsible for Portfolio Manager selection, evaluation and monitoring for the Fund and at the Portfolio Manager responsible for managing the Fund’s portfolio. The Board also considered the overall financial strength of AAI, the effect on the Fund of any turnover in personnel at each Portfolio Manager, the insurance maintained by each Portfolio Manager and the compliance records of AAI and each Portfolio Manager.

The Board determined that the quality of the services provided by the senior advisory personnel employed by AAI and by the Portfolio Managers had been consistent with or superior to quality norms in the industry, and that AAI and the respective Portfolio Managers would continue to have sufficient

32	www.all-starfunds.com

Liberty All-Star® Equity Fund	Re-Approval of the Investment Advisory Contracts

personnel, with the appropriate experience, to serve the Fund effectively. The Board also determined that the AAI and Portfolio Managers personnel who provide services to the Fund had appropriate education and experience to serve the Fund effectively and had demonstrated their continuing ability to attract and retain well-qualified personnel. In addition, the Board noted that the structure of AAI’s operations was sufficient to retain and properly motivate the Fund’s current senior advisory personnel. The Board concluded that the nature, extent and quality of the services provided by AAI and the Portfolio Managers were appropriate and consistent with the terms of the Agreements and that the Fund was likely to continue to benefit from services provided under the Agreements.

Investment Performance

The Board reviewed the long-term and short-term investment performance of the Fund over multiple periods, which generally included annual total returns both on an absolute basis and relative to an appropriate benchmark and/or Lipper peer universe. The Board reviewed the Fund’s performance based on both net asset value and market price and, in general, considered long-term performance to be more important in its evaluation than short-term performance. In addition, the Board reviewed the performance of other investment companies and accounts managed by the Portfolio Managers and the performance of the allocated portions of the Fund in the context of the Portfolio Managers’ different investment strategies and styles and the contribution of each Portfolio Manager to the Fund’s overall strategy and performance.

Among other information, the Board considered that the Fund’s return was strong on an absolute and a relative basis in 2010 and the first quarter of 2011. In particular, the Board considered that the Fund’s performance results exceeded those of the Lipper Large-Cap Core Mutual Fund Average for the year-to-date, one-year, three-year and ten-year periods, with the exception of the five-year and twenty-year periods when the Fund ranked in the 56th percentile. In addition, the Fund equaled or exceeded the S&P 500 for the year- to-date, one-year, three-year and ten-year periods, while trailing for the five-year and twenty year periods. The performance information demonstrated to the Board the Fund’s generally consistent pattern of favorable long-term performance and supported the renewal of the Agreements.

Costs of the Services Provided to the Fund

The Board reviewed the fees paid by the Fund to AAI and the fees paid by AAI to the Portfolio Managers as well as information provided by AAI about the management fees and overall expense ratio, for selected closed-end growth, core and value funds and multi- manager open-end equity funds. The Board noted that the Fund’s management fee and total expense ratio were lower than the median for the closed-end growth, core and value funds. The Board also noted that the Fund’s management fee was higher than the median for the multi-manager open-end equity funds, but that the Fund’s total expense ratio was lower.

The Board noted that AAI currently does not have any institutional clients with investment objectives and strategies comparable to those of the Fund. The Board reviewed the breakpoint schedule that lowers the management fee rate as the Fund’s assets increase. The Board also considered the management fees paid to the Portfolio Managers and the fee rates charged by the Portfolio Managers to their other accounts, including institutional accounts. The Board considered that the Portfolio Managers were paid by AAI, not the Fund. The Board also considered the

Semi-Annual Report (Unaudited) | June 30, 2011	33

Re-Approval of the Investment Advisory Contracts	Liberty All-Star® Equity Fund

June 30, 2011 (Unaudited)

differences in the level of services provided and the differences in responsibility of AAI and the Portfolio Managers to the Fund and to other accounts. The Board concluded that the management fees payable by the Fund to AAI and the fees payable by AAI to the Portfolio Managers were reasonable in relation to the nature and quality of the services provided, taking into account the management fees paid by selected closed-end growth, core and value funds and multi-manager open-end equity funds.

Profitability and Costs of Services to AAI

The Board considered the level of profits realized by AAI in connection with the operation of the Fund. The Board reviewed the profitability information setting forth the overall profitability of the Fund to AAI for the year ended December 31, 2010, as well as the overall profitability information relating to the calendar years ended December 31, 2009 and 2008. In reviewing the information, attention was given to the methodology followed in allocating costs to the Fund, it being recognized that allocation methodologies are inherently subjective and various allocation methodologies may be reasonable while producing different results. In this respect, the Board noted that, while being continuously refined, AAI’s cost allocation methodology was consistent with that followed in profitability report presentations for the Fund made in prior years. The Board took into account management’s ongoing costs and expenditures in providing and improving services for the Fund as well as the ongoing need to meet regulatory and compliance requirements. In addition, the Board considered information prepared by management comparing the profitability of AAI on an overall basis to other investment company managers. The Board also considered the extent to which AAI and its affiliates might derive ancillary benefits from the Fund, noting that an affiliate of AAI serves as the Fund’s administrator and receives compensation for acting in this capacity.

The Board considered that AAI advised the Board that it does not regard Portfolio Manager profitability as meaningful to an evaluation of the Portfolio Manager Agreements because the willingness of the Portfolio Managers to serve in such capacity depends primarily upon arm’s-length negotiations with AAI, AAI generally is aware of the fees charged by the Portfolio Managers to other clients, and AAI believes that the fees agreed upon with the Portfolio Managers are reasonable in light of the quality of investment advisory services rendered. The Board accepted AAI’s explanations in light of the Board’s findings as to the reasonableness of the aggregate management fees paid by the Fund and the fact that each Portfolio Manager’s fee is paid by AAI and not the Fund. The Board acknowledged that, as a business matter, AAI was entitled to earn reasonable profits for its services to the Fund. The Board determined that AAI’s profitability was reasonable in relation to the services provided and to the costs of providing management services to the Fund and supported the renewal of the Agreements.

Extent of Economies of Scale as the Fund Grows and Whether Fee Levels Reflect Economies of Scale

The Board considered whether economies of scale are realized by AAI as the Fund grows larger and the extent to which this is reflected in the level of management fees charged. The Board reviewed the fee breakpoint schedules under the Agreements and concluded that the schedules reflect economies of scale with respect to the selection, evaluation and monitoring of Portfolio Managers and other services performed by AAI and the management of Fund assets by each Portfolio Manager. In this regard, the Board noted that the Fund has reached an asset size at

34	www.all-starfunds.com

Liberty All-Star® Equity Fund	Re-Approval of the Investment Advisory Contracts

which the Fund and its shareholders are benefiting from reduced management fee rates due to breakpoints in the management fees. Based on the foregoing, the Board concluded that the Fund was realizing economies of scale under the Agreements and management fee schedule, which support the renewal of the Agreements.

Benefits to be Derived from the Relationship with the Fund

The Board also considered the potential “fall-out” benefits that AAI or the Portfolio Managers might receive in connection with their association with the Fund. In its consideration of the Agreements, the Board noted, among other things, that AAI and the Portfolio Managers may derive ancillary benefits from the Fund’s operations. For example, under the Agreements, AAI may request that transactions giving rise to brokerage commissions be executed through brokers and dealers that provide brokerage or research services to the Fund or AAI. Each Portfolio Manager, through its position as a Portfolio Manager to the Fund, also may engage in soft dollar transactions. In advance of the meeting, the Board received information regarding each Portfolio Manager’s procedures for executing portfolio transactions for the allocated portion(s) of the Fund and each Portfolio Manager’s soft dollar policies and procedures. In addition, the Board considered that a Portfolio Manager may be affiliated with registered broker-dealers who may, from time to time, receive brokerage commissions from the Fund in connection with the purchase and sale of portfolio securities; provided, however, that those transactions, among other things, must be consistent with seeking best execution. The Board determined that the foregoing ancillary benefits were consistent with the renewal of the Agreements.

Conclusions

Based on its evaluation of all material factors, the Board unanimously concluded that the terms of each Agreement were reasonable and fair and that the renewal of each Agreement was in the best interests of the Fund and its shareholders.

Semi-Annual Report (Unaudited) | June 30, 2011	35

Description of Lipper Benchmark and Market Indices	Liberty All-Star® Equity Fund
June 30, 2011 (Unaudited)

LIPPER LARGE-CAP CORE MUTUAL FUND AVERAGE

The average of funds that, by portfolio practice, invest at least 75% of their equity assets in companies with market capitalizations (on a three-year weighted basis) above Lipper’s U.S. domestic equity large-cap floor. These funds typically have an average price-to-earnings ratio, price-to-book ratio, and three-year sales-per-share growth value, compared to the S&P 500 Index.

S&P 500 INDEX

A representative sample of 500 leading companies in leading industries of the U.S. economy. Focuses on the large-cap segment of the market with approximately 75% coverage of U.S. equities.

36	www.all-starfunds.com

INVESTMENT ADVISOR	LEGAL COUNSEL

ALPS Advisors, Inc.	K&L Gates LLP

1290 Broadway, Suite 1100	1601 K Street, NW

Denver, Colorado 80203	Washington, DC 20006

303-623-2577

www.all-starfunds.com

TRUSTEES

John A. Benning*

Thomas W. Brock*

INDEPENDENT REGISTERED	Edmund J. Burke

PUBLIC ACCOUNTING FIRM	George R. Gaspari*

Deloitte & Touche LLP	Richard W. Lowry*, Chairman

555 Seventeenth Street, Suite 3600	Dr. John J. Neuhauser*

Denver, Colorado 80202	Richard C. Rantzow*

CUSTODIAN	OFFICERS

State Street Bank & Trust Company	William R. Parmentier, Jr., President

One Lincoln Street	Mark T. Haley, CFA, Senior Vice President

Boston, Massachusetts 02111	Edmund J. Burke, Vice President

Jeremy O. May, Treasurer

Kimberly R. Storms, Assistant Treasurer

INVESTOR ASSISTANCE,	Tané Tyler, Secretary

TRANSFER & DIVIDEND	Alex Marks, Assistant Secretary

DISBURSING AGENT & REGISTRAR	Melanie H. Zimdars, Chief Compliance Officer

Computershare Trust Company, N.A.	* Member of the Audit Committee

P.O. Box 43078

Providence, Rhode Island 02940-3078

1-800-LIB-FUND (1-800-542-3863)www.computershare.com

A description of the Fund’s proxy voting policies and procedures is available (i) on the Securities and Exchange Commission’s website at www.sec.gov, and (ii) without charge, upon request, by calling 1-800-542-3863. Information regarding how the Fund voted proxies relating to portfolio securities during the 12-month period ended June 30th is available from the SEC’s website at www.sec.gov. Information regarding how the Fund voted proxies relating to portfolio securities is also available at www.all-starfunds.com.

The Fund files a complete schedule of portfolio holdings with the SEC for the first and third quarters of each fiscal year on Form N-Q. The Fund’s Form N-Q’s are available on the SEC’s website at www.sec.gov and may be reviewed and copied at the SEC’s Public Reference Room in Washington, DC. Information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330.

Notice is hereby given in accordance with Section 23(c) of the Investment Company Act of 1940 that the Fund may purchase at market prices from time to time shares of its own common stock in the open market.

This report is transmitted to shareholders of Liberty All-Star® Equity Fund for their information. It is not a prospectus or other document intended for use in the purchase of Fund shares.

LAS000403 02/28/2012